Exhibit 99.1

For further information, contact:	Media inquiries, contact Great Ink Communications:
John Towle, Chief Marketing Officer	(212) 741-2977
Cole Real Estate Investments	Roxanne Donovan - roxanne@greatink.com
jtowle@colecapital.com	Mitchell Breindel - mitchell@greatink.com
Leslie LeCount - leslie@greatink.com

FOR IMMEDIATE RELEASE

COLE REAL ESTATE INVESTMENTS ACQUIRES APOLLO GROUP’S
UNIVERSITY OF PHOENIX OFFICE COMPLEX AT RIVERPOINT
FOR $170 MILLION
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Sale-Leaseback of Riverpoint Facility Among the Largest Single-Tenant
Office Transactions in Arizona History

PHOENIX -- (March 24, 2011) – Cole Real Estate Investments (Cole), one of the nation’s largest owners and buyers of high-quality, income-producing commercial real estate assets, announced it has acquired Apollo Group, Inc.’s University of Phoenix office complex at Riverpoint in a $170 million sale-leaseback transaction.  The acquisition of Apollo Group’s Riverpoint Facility is one of the largest single-tenant office transactions in Arizona history. The acquisition announcement was made by Thomas W. Roberts, executive vice president and head of real estate investments for Cole.

Apollo Group’s Riverpoint Facility is comprised of three mid-rise office towers, totaling approximately 600,000 square feet, and includes two parking structures. The facility was constructed from 2006 to 2007 as a build-to-suit, with improvements completed in 2008.
The 20-year, triple-net lease expires in 2031.

Apollo Group is one of the world’s largest private education providers and has been in the education business for more than 35 years. Apollo Group offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. Apollo Group’s programs and services are provided in 40 states and the District of Columbia, Puerto Rico, Latin America and Europe, as well as online throughout the world.

“This sale-leaseback transaction is a strong fit with Cole’s core investment strategy of acquiring high-quality, income-producing real estate, leased to creditworthy, industry leading businesses under long-term leases,” Mr. Roberts said. “As a key, strategic operation for Apollo Group and University of Phoenix, the Riverpoint complex is a premier asset to add to our growing portfolio of corporate real estate.”

Employees based at the Riverpoint Facility perform a number of duties, including administrative, financial, legal, marketing and information technology. Additionally, Apollo Group utilizes the property to serve its underlying subsidiaries, including University of Phoenix, its online classes and military education functions. The property is located two miles south of Phoenix Sky Harbor Airport and four miles southeast of the Phoenix central business district.

Bill Broms, director of acquisitions, and Robert Micera, chief investment officer for office and industrial, represented Cole in this transaction.

This acquisition marks the largest transaction for Cole in its hometown of Phoenix. After acquiring $2.5 billion of high-quality commercial real estate in 2010, Cole has already acquired more than $300 million of retail, office and industrial properties across the United States in 2011. The company is targeting $3 billion of acquisitions this year.

About Cole Real Estate Investments
Founded in 1979, Cole Real Estate Investments is one of the most active investors and owners of core real estate assets, managing one of the country’s largest portfolios of retail properties. Cole primarily targets net leased single-tenant and multi-tenant retail properties under long-term leases with high credit quality tenants, as well as single-tenant office and industrial properties. Cole executes a conservative investment and financing strategy designed to provide investors with the opportunity for stable current income and capital appreciation. Today, Cole related entities own 42 million square feet of commercial real estate in 46 states with a combined acquisition cost over $7.5 billion.

Forward-Looking Statements
Certain statements in this press release may be considered forward-looking statements that reflect the current views of Cole Real Estate Investments and Cole’s management with respect to future events. Forward-looking statements about the Cole’s plans, strategies and prospects are based on current information, estimates and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods. Cole does not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.

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